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Exhibit 4.4

THIRD AMENDMENT TO LOAN AGREEMENT

        THIS THIRD AMENDMENT TO LOAN AGREEMENT (the "Third Amendment") is entered into as of the 29th day of September, 2002, by and between PIONEER DRILLING SERVICES, LTD., a Texas limited partnership, formerly known as Pioneer Drilling Co., Ltd., ("Borrower"), and THE FROST NATIONAL BANK, a national banking association ("Lender") and joined in by PIONEER DRILLING COMPANY, a Texas corporation, formerly known as South Texas Drilling & Exploration, Inc. ("Pioneer").

R E C I T A L S

        A.    On March 30, 2001, Borrower and Lender entered into that certain Loan Agreement (the "Agreement") concerning the terms, conditions and covenants of certain Credit Facilities. On October 9, 2001, Borrower and Lender amended the Agreement by execution of that certain First Amendment to Loan Agreement. On July 3, 2002, Borrower and Lender amended the Agreement by execution of that certain Second Amendment to Loan Agreement.

        B.    Borrower has requested and Lender has agreed to renew, extend and increase the Advance Facility.

        C.    Lender and Borrower have also agreed to amend the Agreement as contained herein to modify certain financial covenants contained therein.

        D.    All capitalized terms not otherwise defined in this Third Amendment shall have the same meanings as are set forth in the Agreement.

        NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, Lender and Borrower agree as follows:

AGREEMENTS

        1.    Section 1 is deleted in its entirety and the following is substituted in its place:

          1.    Credit Facilities. Subject to the terms and conditions set forth in this Loan Agreement and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the Loans, as hereinafter defined (collectively, together with the Loan Agreement, referred to hereinafter as the "Loan Documents"), Lender hereby agrees to provide to Borrower the credit facility or facilities hereinbelow (whether one or more, the "Credit Facilities"):

    Advance Facility.    Subject to the terms and conditions set forth herein, Lender agrees to lend to Borrower, on a non-revolving basis from time to time during the period commencing on the date hereof and continuing through the maturity date of the promissory note evidencing this Credit Facility from time to time, an aggregate amount not to exceed $8,000,000.00 in multiple advances, as may be requested by Borrower from time to time (the "Advance Facility"). Borrower shall not be allowed to reborrow under the Advance Facility after a repayment. All sums advanced under the Advance Facility shall be used for such purposes as approved by Lender in Lender's sole and absolute discretion.

        All advances under the Credit Facilities shall be collectively called the "Loans". Lender reserves the right to require Borrower to give Lender not less than one (1) business day prior notice of each requested advance under the Credit Facilities, specifying (i) the aggregate amount of such requested advance, (ii) the requested date of such advance, and (iii) the purpose for such advance, with such advances to be requested in a form satisfactory to Lender.

        2.    The definition of Cash Flow Coverage Ration in Section 9, subsection (b) is deleted in its entirety and the following is substituted in its place:

Net Income + Interest + Taxes + Depreciation + Amortization—
Distributions or Dividends—Maintenance Capital Expenditures
Current Portion of Long-Term Debt + Interest Expense + Cash Taxes Paid

        3.    The definition of Debt to Worth Ration in Section 9, subsection (c) is deleted in its entirety and the following is substituted in its place:

          (c)  Debt to Worth Ratio. Borrower will maintain, at all times, to be tested quarterly on the last day of each fiscal quarter of Borrower, a ratio of (a) total liabilities (excluding any Subordinated Debt), to (b) Tangible Net Worth plus Subordinated Debt of not greater than 1.00 to 1.0.

        4.    As a condition precedent to Lender's obligation to make advances under the Advance Facility, Borrower shall have paid to Lender an Origination Fee (payable upon execution of this Third Amendment) in the amount of $20,000.00.

        5.    Except as specifically modified or amended herein, all terms, provisions and requirements of the Agreement shall remain as written, and as amended from time to time. Borrower hereby reaffirms all covenants, conditions, representations and warranties contained in the Agreement, as amended by this Third Amendment.

        IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first above written.

BORROWER:		LENDER:
PIONEER DRILLING SERVICES, LTD., a Texas limited partnership formerly known as Pioneer Drilling Co., Ltd., a Texas limited partnership		THE FROST NATIONAL BANK a national banking association
By:	PDC Mgmt. Co., a Texas corporation, General Partner	By:
Printed Name:

Title:
By:
Printed Name:

Title:
AGREED TO:

PIONEER DRILLING COMPANY, a Texas corporation, formerly known as South Texas Drilling & Exploration, Inc., a Texas corporation (executing for purposes of joining in certain specific provisions, as noted above)
By:
Printed Name:
Title:

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  Exhibit 4.4
THIRD AMENDMENT TO LOAN AGREEMENT